Greenfield Online, Inc.
Conference Call
April 7, 2005

Operator: Ladies and gentlemen, thank you for standing by. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. At that time, if you do have a question, you will need to press “star, 1” on your touchtone telephone. As a reminder, today’s conference is also being recorded. Now at this time, I would like to turn the conference over to Ms. Cynthia Brockhoff. Please go ahead.

Cynthia Brockhoff: Good morning, everyone, and thank you for joining us. Welcome to Greenfield Online’s teleconference. Before we get started, let me review a few administrative items. The press release related to this transaction is available on our website or by calling Denise Roche of The Ruth Group at (646) 536-7008. A replay of this call will be available from 11:30 a.m. today through midnight Thursday, April 21st by telephone at (719) 457-0820. The password for that replay is 5644532. The webcast of this conference call will be available for 30 days following the call on our website.

     On the call with me today are Dean Wiltse, President and Chief Executive Officer, and Bob Bies, Executive Vice President and Chief Financial Officer. In addition, with us today is Max Cartellieri, co-CEO of CIAO, who is now Executive Vice President of Integration for Greenfield Online. The format for today’s call will include Dean’s brief remarks about the CIAO acquisition, Bob will review the transaction economics, and then we’ll have a question-and-answer session with Dean, Bob, and Max, available for questions.

     We would like to take this opportunity to remind you that certain statements made during this conference call are forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include predictions and guidance related to the impact of the acquisition to be discussed herein, the benefits that Greenfield Online will derive there from, our future financial performance, and other business and operating metrics. These forward-looking statements involve a number of risks, known and unknown, that could cause actual results, performance, or achievements of the company to be materially different from the expectations discussed on this call. Factors that could cause a company’s results to materially differ from the forward-looking statements made today include our ability to successfully integrate the CIAO business with our own, and other risks that are more fully described in today’s press release, as well as the company’s SEC filings. The forward-looking statements made herein are only made as of the data at this presentation, and the company undertakes no obligations to publicly update such forward-looking statements to reflect subsequent events or circumstances. I will now turn the call over to Greenfield Online’s President and CEO, Dean Wiltse.

Dean Wiltse: Hi, everybody, and thanks, Cindi. Good morning, everyone. Thank you for joining us on such short notice this morning. I’m very excited to announce our acquisition of CIAO, which we completed late yesterday. Bob, Max, and I have a lot to tell you about today. First, Max and I will share with you some information about CIAO; the rationale behind the deal, and then Bob will review some of the transaction economics. After that, we’ll take your questions.

     Needless to say, we’ve been very busy. It’s been quite a start to the year. With the completion of three strategic acquisitions within the first 97 days of 2005, I hope you will agree that we have executed on our promise to use the proceeds from our IPO and follow-on offering to fund acquisitions. This morning we announced our acquisition of Munich, Germany-based CIAO AG for approximately $154 million U.S. dollars and a culmination of cash and stock, subject to certain post-closing adjustments. Post-close, the former CIAO shareholders as a group will own approximately 15% of the outstanding shares of Greenfield Online common stock. The transaction closed late yesterday. We expect the acquisition to be accretive to 2005 and future years’ earnings per share and substantially speeds our time to market in capturing a greater share of the European survey solutions opportunity. We’re bringing together the two leading providers of online survey solutions in North America and Europe. I’m going to ask Max to give you a background on CIAO. Max?

Max Cartellieri: Thanks, Dean. Hello, everyone. I’m thrilled to be here. Our entire company is energized by the opportunity to join forces with Greenfield Online. With the market starting to take off in Europe, it couldn’t have come at a better time. Fred Paul and I founded CIAO back in 1999. CIAO has become the largest independent survey research provider in Europe with a well known brand, a large, diverse client base, and panels across 16 countries. CIAO has 150 employees across six European offices in Munich, London, Paris, Madrid, Amsterdam, and Timishuara, Romania, as well as a small office of five employees here in the U.S., which we plan to bring together with the team in Wilton as quickly as possible.

     For 2004, CIAO recorded revenue of approximately 18.1 million euros, $22.5 million U.S. dollars, with growth of 80% over 2003. CIAO recorded 2004 operating income of approximately 6.9 million euros, $8.6 million U.S. dollars, representing growth of 100% over 2003, and EBITDA of 7.3 million euros, $9.1 million U.S. dollars, representing growth of 91% over 2003. CIAO’s client base grew by almost 100% in 2004 to 210 marketing research clients. One of the things we are really proud of has been the user experience that we felt that engenders loyalty in our online community. On our network of sites, individuals can take surveys and interact with one another. With more than 3.5 million user reviews, we believe we have built the world’s largest product review community and it has enabled us to deliver such attractive panel productivity rates. At an average response rate of 30%, it is a very active and interested group of individuals. I’m going to turn the call back to Dean, but I will be here to answer questions at the end of the call.

Dean Wiltse: Great. Thanks, thanks Max. Let’s talk a little bit about the rationale behind the deal. With CIAO, we continuing to build on our first mover advantage. As we stated previously, it’s been our plan to increase capacity in Europe in 2005 to meet the growing demand we’re seeing from our clients. With this transaction, we’ve accelerated that plan and are well positioned to meet demand from worldwide clients for European online survey data collection. While a couple years behind the U.S., Europe is coming online quickly and we are ready. We now have a substantially large international panel and one that is fuelled by an innovative, online community platform. Over time, we plan to bring this same capability to the U.S., due to the success it has delivered for CIAO in terms of their ability to recruit, retain, and entertain their panelists. We’re eager to take advantage of the collective experience of the CIAO management team, who will run our European operations and help lead the integration of recent acquisitions. Their experience will help us accelerate the growth of our business globally, Max, Fred, Gunner and Nicholas have outstanding backgrounds, and I know they look forward to contributing their talents to help us drive increased opportunity for our combined business.

     This slide should be familiar to many of you who have heard me present before, but I think it bears repeating once more. Like other that have come before us and built huge businesses by leveraging the strength of the internet to transform an industry, so are we. We’re enabling the entire marketing research industry to use the internet to conduct surveys, leveraging our talented team, our panel, and our infrastructure and survey solutions. If you look back at what happened with Amazon and eBay, they were able through first mover advantage, rapid growth, and industry consolidation to capture significant market share. A similar opportunity exists with online survey research today. I believe we have captured first mover advantage through our rapid growth and industry consolidation. From a revenue perspective we are now the largest independent survey solutions provider in a still nascent market.

     With only a small portion of this industry having converted to the internet, only approximately 15% worldwide as of 2004, we have an open road ahead of us. It seems only natural that more and more firms will want to take advantage of the faster speed, lower cost, and greater reach that the internet affords them for survey research, and we’re ready. Joining forces with CIAO creates the largest, global, one-stop shop for online survey solutions. Together Greenfield Online and CIAO have the global panel capabilities, the sales and delivery teams and technology infrastructure to meet our worldwide client’s broad data collection requirements. Combined, we have a total of 700 worldwide customers and more than 400 employees in 10 countries across three continents. We’ll pause for a second and see if we can get the slides to catch up to me.

     Sorry for having technical difficulty on the slides, but rather than have this group waiting much longer, I’m going to just keep going. With CIAO we’re accelerating our plan to grow revenue outside of North America. Hopefully you’ll see shortly a pie on the left that takes a pro forma look at 2004 as if Greenfield Online goZing and Rapid Data were one at the start of last year. The pie on the right adds CIAO to the equation. At the end of 2003, Greenfield Online had no revenue from Europe. Last year we generated a little more than $2 million in revenue from European clients. We know the demand is there, and we’re now on an even better position to capitalize on it. The market growth in Europe is impressive based on inside research data. We have a slide here, and I’m not sure if you’re seeing it. I think when you replay it you’ll be able to get these slides, so I’ll try to talk as though, I’ll try to paint you a vivid picture as I speak, here. But for our piece of the industry, which is the data collection segment of the industry, between 2004 and 2009 predicts a 29% compound annual growth rate. We believe that with this transaction we now have the global reach to continue to increase our market share. With what we believe to be the broadest reach in the industry in terms of geographic coverage, we believe that over time the larger vertically integrated firms will buy more from us, and the small to mid-size firms, who are beginning to adopt online research as a methodology, will turn to us to fulfill their data collection requirements.

     There’s a large opportunity still ahead of us, with only a small portion of the marketing research industry having converted to taking advantage of the internet as a survey methodology. We plan to leverage our market leadership and continue to innovate to ensure that we are well positioned to meet the coming demand. With the CIAO acquisition, we’re jump starting that capability. CIAO has demonstrated outstanding financial performance, and I truly hope you’ll see this slide, with 78% revenue growth in 2004 and 40% EBITDA margins since 2003. The two companies bring together a highly complimentary customer base in the U.S. and Europe. While many of our top 20 clients are U.S. and European branches of the same entity, we believe there are many opportunities for cross-selling among our non-top 20 joint base of clients. I’m going to ask Max to spend a few minutes telling you about the CIAO online communities.

Max Cartellieri: Thanks, Dean. The CIAO online community is a little bit more than 10 million unique visitors each month, providing CIAO access to panelists that are ready, willing, and productively taking surveys. These communities in Germany, France, U.K., Italy and Spain, participants are actively engaged in taking surveys, writing product reviews, and giving their opinions. It is this community platform that has helped CIAO to become the market leader for internet surveys in Europe, delivering broad scale and scope for European projects. As a consequence, we have a strong base of survey respondents across Germany, the United Kingdom, France, Spain, and Italy, as well as in countries such as Sweden, the Netherlands, Poland, Belgium, Austria, and Switzerland. We have used CIAO online community platform as one of our most valuable assets as its stickiness has enabled us to garner impressive response rates for our surveys. As Dean mentioned previously, Greenfield Online plans to top this platform in the U.S. to enhance the total user experience and engender a greater sense of community for the panelist phase over here.

Dean Wiltse: We believe this transaction will serve as a catalyst for us to become the world’s premier platform for online data collection. We’ll take advantage of continuing industry conversion by leveraging our topnotch sales and delivery organizations to cross-sell our combined products to existing and new customers. We will continue to build on our worldwide and deeply profiled panel to create a one-stop shopping environment for data collect for our clients. By leveraging the CIAO online community platform, we will not only make the panelist’s experience richer, but we will be able to offset panel recruitment cost as well. I’m going to turn the call over to Bob now to review the transaction fundamentals.

Bob Bies: Thanks, Dean. Good morning, everyone. As Dean mentioned, we’ve been very busy. This has been a very exciting last few weeks bringing this all together. The transaction was completed for aggregate consideration valued at approximately $154 million U.S. The consideration for the acquisition consisted of 57.7 million euro in cash and 3.9 million shares of Greenfield Online common stock, valued at the close of the market yesterday at $20.19 U.S. per share. The amount of consideration is subject to certain post-closing adjustments. The total consideration represents about a 33% discount off of our 2004 adjusted EBITDA multiple, and is 16 times CIAO’s 2004 EBITDA. As we mentioned earlier, we expect the transaction to be accretive to 2005 and future year earnings per share. CIAO has already attracted 40% EBITDA margins and will help us improve the margin profile of our overall business. Together, we have the opportunity for continued strong revenue growth as we take advantage of the ongoing conversion to online to grow our non-top 20 customer base.

     The CIAO online community offers us an additional low-cost recruitment engine that we can deploy here in the United States as well. We believe there are significant synergy opportunities both near and long-term. We will be able to more effectively leverage our sales organizations to cover more territory, and eliminate duplicative efforts in product development and programming, adding CIAO’s low cost development resources in Eastern Europe to the mix. In addition, employees at CIAO’s offices in Madrid represent 14 different nationalities, giving us unparalleled, multi-lingual project execution capability across the global. Finally we are adding management talent to help us accelerate our growth outside of the Americas. As part of that, CIAO’s Munich headquarters will serve as Greenfield Online’s new European headquarters going forward. CIAO’s four managing directors will join Greenfield Online in management roles. Max Cartellieri, CIAO’s co-founder and co-CEO, becomes Greenfield Online’s Executive Vice President of Integration. Fred Paul, CIAO’s co-founder and co-CEO, becomes Greenfield Online’s Executive Vice President of Online Communities. Gunnar Piening, CIAO’s managing director of online surveys, becomes Greenfield Online’s Senior Vice President of European Sales and Operations. And finally, Nicholas Metzke, managing director of CIAO France and responsible for talent development and support, will become Greenfield Online’s Senior Vice President of European panel.

     On a look-back basis, had all of our acquisitions transpired on January 1, 2004, the combined entities would have produced revenue of approximately $82 million and approximately $22.5 million of EBITDA, which is north of 27%. Finally, during 2004, CIAO completed 1,134 projects for 210 clients which compares to our 4,522 projects last year for just over 500 clients. In terms of revenue concentration, approximately 54% of CIAO’s 2004 revenue came from their top 20 clients.

     As Dean mentioned at the start of the call, we need a little more time to assess how the businesses will come together from a financial perspective, including any potential overlaps in terms of clients, people and to evaluate sales pipelines. Therefore, we are not going to provide additional guidance information today. We will provide additional guidance regarding the 2005 revenue and profitability impact of the transaction on our earnings conference call scheduled for May 9th. We look forward to providing you with the more informed, go-forward picture at that point.

Dean Wiltse: Thanks Bob. Before we begin to take questions about the transaction, I know there’s many of you who are interested in an update on our first quarter. Q1 was a very active quarter for us, in which in addition to growing our organic business, we completed two important acquisitions and worked to finalize the one we just announced. With these transactions we’ve exceeded our previously stated goals of acquiring $44 million in incremental 2005 revenue, and $11 million in incremental EBITDA. These acquisitions put in place the anchor platform to create a large and highly profitable company going forward. We feel we now have the widest reach and breadth in the industry and remain excited about our prospects.

     In terms of Q1 we haven’t closed the books yet, but based on very preliminary results, the numbers for EBITDA are going to be within our previously announced range of $3.8 to $4 million, fully demonstrating the profitability of our model. With that said, certain large projects which we expected to complete in Q1 will be completed in Q2, and we now expect revenue is going to come in below the low end of the range of $15.7 to $16 million that we reported at the Q4 results teleconference. We will give you detailed picture when we report Q1 results on May 9th, but I have a couple of additional data points I can provide you on Q1 before we start taking calls.

     Our Q1 bid activity and bookings were the highest in the company’s history. Our bid activity in Q1 was $109 million. Our overall sales bookings during Q1 were also a record in the company’s history with over $19 million. Our organic bookings, excluding goZing and Rapid Data, were also over $18 million. So with that, that ends the formal portion of the call, and Max, Bob, and I would be happy to take your questions.

Operator: Thank you, and as a reminder to our telephone audience today, it is “star, 1” if you would like to ask a question at this time. Also, keep in mind; if you are joining us by speaker phone today, you need to make sure your mute function is turned off to allow the signal to reach our equipment. We’ll proceed in the order you signal us, and we’ll take as many questions as time permits. Once again, it is “star, 1” on your touchtone telephone to ask a question at this time, and if you do find that your question has been answered, you may remove yourself by pressing “star, 2”. We’ll pause for just a moment.

RELEVANT EXCERPTS FROM THE QUESTION AND ANSWER SESSION:

Chris Penny: OK. The question on your guidance Dean, or your 1Q results, if I heard you right at the end, you said EBITDA was in the range but revenue is slightly below your $15.7 to $16 million?

Dean Wiltse: That’s correct.

Chris Penny: What — and I think you said customer delays. What’s going on, or why is that — why did that happen this quarter?

Dean Wiltse: When we get the — you know, it’s only four days or so since we closed the quarter. Basically, I think there was about six projects that we had expected were going to be finished within the quarter that we’ll be completing in Q2. In addition, we — you know, I think we’ll be able to tell you exactly what occurred in that time period, but all in all, the businesses I talked about, where revenues are extremely strong, bookings are strong. It’s just a matter of projects not getting done in Q1 that will get done in Q2.

Colin Gillis: OK, good. And then just finally, can you give us a sense of how those six deals that you talked about earlier, compared to the total activity in the quarter, and now that we’re in Q2, are those six projects active?

Dean Wiltse: Yes. They are active. I’m sorry, what else did you want to know about?

Colin Gillis: Just, you know, when you think of the total project count in the quarter, just how that six stacks up as a percent. Are we still seeing like over 500 projects in the quarter?

Dean Wiltse: Yes, absolutely. Yes. We’ll get a...

Colin Gillis: More details on May 9th.

Dean Wiltse: Somebody was just telling me, over 500 projects in March. So, we’re — yes, I mean, we’re going to go into all that in detail on May 9th, but our bookings, our bid activity are at record levels, and I think from your notes, you may remember, I think our bid activity in the fourth quarter was like in the $80 million versus $109 million range today, and our bookings in the fourth quarter were around $14 million, and we booked over $19 million in Q1. So you can see that all the trends in the business are really strong.

Colin Gillis: Beautiful. Thank you, then.

Josh Rosen: And I guess just one last question on the Q1 comments that we discussed. You said EBITDA was going to be in line and revenue lower because of what you people previously discussed. Would that imply that you’re getting higher margins in the business than you have been primarily expecting?

Dean Wiltse: Yes, we’re very pleased with the profitability of the model and we expect to be able to continue to improve the business model to deliver strong bottom line, so, yes.

Josh Rosen: OK, great. Thank you very much.